SUPPLEMENTAL INDENTURE NO. 1


         This SUPPLEMENTAL INDENTURE, dated as of May 13, 1998, is made by and between Bausch & Lomb Incorporated, a corporation duly organized and existing under the laws of the State of New York (the "Company"), and Citibank, N.A., a national banking association duly organized and existing under the laws of the United States of America, as trustee (the "Trustee").

         WHEREAS, the Company and the Trustee are parties to an indenture dated as of September 1, 1991 (the "Indenture"), pursuant to which the Company may issue from time to time its notes or other evidences of indebtedness (the "Securities"), in one or more series as the Indenture provided.

         WHEREAS, Section 901(5) of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of the holders to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (i) shall neither (A) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the Holder of any such Security with respect to such provision or (ii) shall become effective only when there is no such Security Outstanding (the "Supplemental Indenture").

         NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Securities.

                                   ARTICLE ONE

         Section 101. Section 501(5) of the Indenture is hereby amended to change the cross-default provision to raise the default threshold from $10 million to $20 million, and to increase the cure period from 10 days to 30 days.

         Section 102. Section 1008 of the Indenture is hereby amended to change the concept of "Consolidated Net Tangible Assets" to "Consolidated Net Worth" as follows: The concept of "Consolidated Net Tangible Assets" shall be changed to "Consolidated Net Worth", which latter term shall be defined as the total consolidated shareholders' equity, less the consolidated translation adjustment portion of equity, as set forth in the most recent available consolidated

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balance sheet of the company, prepared in accordance with GAAP. Further, the triggering threshold contained in this Section 1008 with respect to Consolidated Net Worth shall be raised from 10% to 15%.

         Section 103. The Supplemental Indenture shall not (A) apply to any Security of any series created prior to the execution of the Supplemental Indenture nor shall it (B) modify the rights of the Holder of any such Security with respect to Sections 501(5) or 1008 of the Indenture. Without limiting the generality of the foregoing, the Supplemental Indenture shall not apply to any of the following Securities of the Company:

                  5.95% Medium Term Notes due September 8, 2003
                  6.56% Medium Term Notes due August 12, 2026 or 2001 6.75% Notes due December 15, 2004

                                  MISCELLANEOUS

         All capitalized terms not otherwise defined herein shall have the same meaning as defined in the Indenture.

         Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

         The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

         This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         This Supplemental Indenture shall be effective upon the signing by all parties named hereto.

         This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Supplemental Indenture as of the date first above written.


(Seal)


                                             BAUSCH & LOMB INCORPORATED

                                             By:      /s/ Alan H. Resnick
                                                      -------------------
                                                      Alan H. Resnick
                                                      Vice President &
                                                       Treasurer
Attest.

By: /s/ Jean F. Geisel
    ------------------
Jean F. Geisel
Secretary

                                             CITIBANK, N.A.
                                             By:      /s/ F. Mills
                                                      ---------------
                                                      F. Mills
Attest.                                               Senior Trust Officer
/s/_______



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STATE OF NEW YORK

COUNTY OF MONROE

On the 21 st day of May, 1998, before me personally came Alan H. Resnick, to me known, who, being by me duly sworn, did depose and sav that he is Vice President and Treasurer of Bausch & Lomb Incorporated, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.


Notary Public


STATE OF NEW YORK

COUNTY OF NEW YORK



On the 26 th day of May personally came F. Mills to me known, who, being by me duly sworn, did depose and say that he/she is Senior Trust Officer of Citibank, N.A., one of the corporations described in and which executed the foregoing instrument; that he/she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he/she signed his/her name thereto by like authority.

                                  Notary Public